Exhibit 10.64

CONDITIONAL SIGN-ON BONUS AGREEMENT

This Conditional Sign-On Bonus Agreement (the “Agreement”) is entered into by and between Kid Castle Educational Corporation. (including its affiliated companies) (“KDCE”) and Frank I Igwealor (“Candidate”) (collectively, the “Parties”).

1.

Conditional Sign-On Bonus. KDCE agrees to pay Candidate a one-time Conditional Sign-On Bonus of 10 million shares of its common stocks (“Bonus”), subject to all required taxes and withholdings, to be paid effective immediately or upon the date on which KDCE amends its articles of incorporation to increase the number of authorized shares of Common Stock to a number of shares sufficient to permit the payment within thirty (30) days following Candidate’s first day of work for KDCE (“Start Date”). The Parties agree that the Bonus is an unvested wage advance upon receipt that Candidate will earn in its entirety by remaining employed by KDCE for 12 months following the Start Date.

2.	Repayment of Bonus. Candidate agrees to repay to KDCE all or a prorated amount of the Bonus, according to the following terms:

(a)

Repayment Due to Termination of Employment. If Candidate’s employment with KDCE terminates less than 7 full months after the Start Date, Candidate agrees to repay one hundred percent (100%) of the Bonus. If Candidate’s employment with KDCE terminates at least 7 full months after the Start Date, but less than 12 full months after the Start Date, Candidate agrees to repay the full amount of the Bonus, less sixteen point thirty-three percent (16.66%) for each full month of employment completed after the sixth month of employment. Candidate agrees that repayment obligations under this Agreement are not reduced by completion of partial months of employment. Candidate further agrees that Candidate will repay the Bonus by no later than the effective date of the employment termination, and that any outstanding balance on such repayment obligation is delinquent and immediately collectable the day following the effective date of termination.

(b)

Repayment Due to Payment of Bonus from Prior Employer. If Candidate is paid a bonus by her prior employer for the second half of the 2019 performance period following the payment of the Bonus hereunder, Candidate agrees to repay KDCE an amount equal to such prior employer bonus (not to exceed the value of the 10 million shares) within 30 days of the receipt of such prior employer bonus.

(c)

Repayment Forgiveness. KDCE agrees to forgive any repayment due KDCE under this Agreement where KDCE terminates Candidate’s employment due to a company- or department-wide reduction-in-force. KDCE may also, in its sole discretion, forgive any repayment due KDCE under this Agreement under circumstances of an extraordinary or unavoidable nature. The Parties agree that Candidate’s voluntary termination of his/her employment, or KDCE’s termination of Candidate’s employment for any reason other than those stated in this section 2(b), are not conditions requiring forgiveness of any repayment due KDCE under this Agreement.

(d)

Fair Market Value. Although the fair market value of the stock awarded under this agreement is uncertain because the stock trading on the pink sheet is illiquid.  However, for accounting purposes, KDCE used the stock closing price of $0.02 on 10/23/2019 to calculate recognition of employment expenses in the amount of $200,000 for this agreement.

3.	No Guarantee of Continued Employment. Nothing in this Agreement guarantees employment for any period of time.

4.

Consent to Offset. Candidate agrees that any repayment due KDCE under this Agreement may be deducted to the extent permitted by law from any amounts due Candidate from KDCE at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.

Acknowledgements and Integration. Candidate understands he/she has the right to discuss this Agreement with any individual, and that to the extent desired, he/she has availed himself/herself of this opportunity. Candidate further acknowledges that he/she has carefully read and fully understands the provisions of this Agreement, and that he/she is voluntarily entering into it without any duress or pressure from KDCE. Candidate also understands and acknowledges that this Agreement is the entire agreement between him/her and KDCE with respect to this subject matter, and Candidate acknowledges that KDCE has not made any other statements, promises or commitments of any kind (written or oral) to cause Candidate to agree to the terms of this Agreement.

6.

Severability. The Parties agree that should any provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the remainder of the Agreement shall nonetheless remain binding and enforceable and the illegal, invalid or unenforceable provision(s) shall be modified only so much as necessary to comply with applicable law.

CANDIDATE	KID CASTLE EDUCATIONAL CORPORATION.
(including its affiliated companies)

Signature:	/s/ Frank I Igwealor	By:	Patience C Ogbozor
Printed Name:	Frank I. Igwealor, CPA, JD, CMA, MBA, CFM, MSRM	Title:	President and CEO (70% Controlling Director)
Date:	October 24, 2019	Date:	October 24, 2019

10/24/19 (U.S. and Canada)